Exhibit 99.1

JDA Investor Relations Contact:
Lawrence Delaney, Jr., The Berlin Group Tel: (714) 734-5000; larry@berlingroup.com
JDA Public Relations Contact:
JDA Software Group, Inc. NEWS RELEASE	Maureen Tuskai, JDA Public Relations Tel: (480) 308-3233; maureen.tuskai@jda.com

JDA Software Announces Optimization Plan to Boost Profitability
through Cost Reductions of $15-17 Million

Scottsdale, Ariz. — December 1, 2004- JDA® Software Group, Inc. today announced a strategic plan to consolidate its JDA Portfolio® product lines, decrease its workforce by approximately 13 percent or 167 associates worldwide and reduce certain office space. These planned actions coincide with the initial delivery of its next generation of PortfolioEnabled™ products based on a services-oriented architecture. Once this plan is fully executed, JDA expects to realize an annualized cost reduction in the range of $15-$17 million pre-tax. JDA anticipates that it will take a restructuring charge of approximately $3.2 to $3.6 million pre-tax in the fourth quarter of 2004 primarily related to severance and associated benefits, and a second charge of approximately $1.4 to $1.8 million pre-tax in the first quarter of 2005 to complete the plan.

     “The marketplace has evolved and JDA is positioning itself to respond to this more challenging environment,” said JDA CEO Hamish Brewer. “We have invested heavily in our PortfolioEnabled strategy, which consolidates and enhances the best of breed solutions that we have acquired. We have invested in advanced technology that allows us to deliver our highly specialized services via the Internet. We have invested in internal administrative systems that will enable us to operate and absorb acquisitions more efficiently. In all, our company can now operate with less cost and that is precisely what we plan to do. We believe that this plan will enable us to generate substantially higher profits.”

JDA Optimization Plan Details

JDA has begun implementing the following initiatives as part of its plan.

Consolidate Product Suite with PortfolioEnabled

     With the imminent delivery of the functionally-rich Portfolio 2005.1 synchronized suite and the launch of the first phase of its Microsoft.NET-based PortfolioEnabled products, JDA is delivering on a promise that it made to its customers in 2002. Over the past seven years JDA has acquired or developed the best of the retail and demand chain point solutions. With the launch of PortfolioEnabled, JDA will begin to offer these software applications on a common, services-oriented architecture and as one seamless enterprise offering, while also retaining the critical capability to deliver each application as a point solution.

     “We are merging product lines into PortfolioEnabled to solve enterprise business issues. This will provide real savings as we develop fewer individual products and consolidate our technologies,” added Brewer. “We can now afford to substantially reduce our R&D expense run-rate while growing industry

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leadership in functionality. We can now focus our investments, which will remain at the high end of industry averages, on our next generation products supported by our technology partner, Microsoft.”

Enhanced Support, Innovative Offerings for Maintenance Customers

     After the release of Portfolio 2005.1, JDA will transition 20 developers and functional experts onto a new team that will also include a number of personnel and resources from its Customer Support Solutions (CSS) group. Reporting into CSS, the team will be charged with more rapidly and efficiently responding to its maintenance customers’ needs for issue resolution, support and enhancements.

     The new Customer Directed Development team will build upon the successful collaborative development process that JDA and several customers recently achieved with an enhancement package for its Portfolio Merchandise Management™ (PMM™) software. JDA designed the offering, planned for first quarter 2005 delivery, for PMM maintenance customers to use on as many as nine former versions of the software without having to perform costly upgrades. The team will continue to develop these enhancement packages for PMM and JDA’s other full functioned products such as its MMS® software.

     “JDA’s growth and market leadership is dependent upon continually delivering added value to our existing maintenance customers, which is one of JDA’s distinguishing strengths in the marketplace. Our new Customer Directed Development team will add innovative, productivity-building enhancements for our customers and ensure that we remain highly responsive to our customers’ day-to-day support needs,” said Chris Moore, SVP of customer support solutions.

Rationalization of Operations

     JDA’s operational plan includes reducing its sales and marketing organization by 22 associates in order to maximize return on investment.

     “Our sales organization expanded over the years largely due to our acquisition of nine companies and the need for knowledgeable resources to appropriately market the acquired products,” said Brewer. “After significant cross training efforts through our Customer Value Program coupled with our product consolidation, we are now able to return to the level of sales and marketing resources that we had in 2000 and the first half of 2001 when our software revenues were higher than today.”

     “Our sales organization is now reshaped with some new associates and skills, and repositioned to aggressively pursue the areas that we expect to develop the greatest opportunities in 2005. I am confident that even with the reduction, we still have the right balance of resources and talent to sell substantially more than we have in 2004,” added Brewer.

     In addition to streamlining sales, JDA has also been investing in new technology that will allow its services organization to deliver its unique and specialized implementation offering on a global basis via the Internet. In 2004, JDA has developed and begun deploying ePathways™, a technology-based consulting

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services model that enables customers and JDA to lower implementation costs by remotely managing projects. This technology will be rolled out in the Americas by the end of 2004 and in the EMEA and Asia Pacific regions during the first half of 2005.

     Finally, JDA has been able to reduce the size and number of offices in operation as a result of all of the above efficiencies.

Headcount Reduction Summary

     JDA expects to offer severance packages and outplacement resources to 167 associates, or about 13 percent of its global workforce. In addition to eliminating 18 contractors in administration and seven contractors in product development, JDA plans to make the following headcount changes:

•	Sales & Marketing — net reduction of 22 associates

•	Consulting Services — net reduction of 50 associates

•	Customer Support Solutions, including Customer Directed Development team — net gain of 17 associates

•	Product Development — net reduction of 96 associates

•	Administration — net reduction of 15 associates

•	Training — net reduction of one associate

Conference Call Information

     JDA will host a conference call today at approximately 11:00 a.m. ET. To participate in the call, dial 1-800-347-6311 (United States) or 1-312-461-9313 (International) and ask the operator for the “JDA Restructuring Plan.” A replay of the conference call will begin December 1, 2004 at 2:30 p.m. ET and will end on December 15, 2004 at 12:00 a.m. EST. Callers can hear the replay by dialing 1-888-203-1112 (United States) or 1-719-457-0820 (International) using access code 836008.

     To participate in a Web cast of the call, visit the following web page at the time of the conference call: http://www.viavid.net/detailpage.aspx?sid=000020E6.

About JDA Software Group, Inc.

      With approximately 4,600 retail, manufacturing and wholesale clients in 60 countries, JDA Software Group, Inc. (Nasdaq:JDAS) is a global leader in delivering integrated software and professional services for the retail demand chain. By capitalizing on its market position and financial strength, JDA commits significant resources to advancing JDA Portfolio®, the industry’s leading suite of best in class products that manage and optimize demand chain processes from finished goods to customer checkout. Portfolio solutions are proven to help retailers and their suppliers improve top-and bottom-line results, operational and supply chain efficiencies and customer relations. Founded in 1985, JDA is headquartered in Scottsdale, Arizona and

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employs more than 1,100 associates operating from 27 offices in major cities throughout North America, South America, Europe, Asia and Australia. For more details, visit www.jda.com, call +1 480.308.3555 or email info@jda.com.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our belief that: (i) cost reductions from the Optimization Plan will be in the range of $15-$17 million pre-tax; (ii) restructuring charges from the Optimization Plan will be approximately $3.2 to 3.6 million pre-tax in the fourth quarter of 2004, primarily related to severance and associated benefits, and a second charge of approximately $1.4-$1.8 million pre-tax in the first quarter of 2005; (iii) we will be able to achieve substantially higher profits; (iv) our new Portfolio 2005.1 and .NET products will be successfully developed in a timely manner; and (v) the new Customer Directed Development team will help us to remain highly responsive to our customers support needs. Future events may involve risks and uncertainties, including, but not limited to, uncertainties related to: (a) the difficulty of accurately forecasting cost reductions in a complex reorganization; (b) the difficulty of accurately forecasting restructuring charges, particularly where many headcount reductions are outside the United States where termination expenses are much higher and less predictable; (c) our ability to achieve substantially higher profits after reducing our headcount by approximately 13%; (d) the difficulty of successfully completing in a timely manner the development of complex new software products that meet customer expectations; and (e) our ability to meet customer expectations for support levels for our more mature products that we may not enhance to the same degree as our newer, better selling products; and other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.

“JDA,” “JDA Portfolio,” “PortfolioEnabled,” “MMS,” “Portfolio Merchandise Management,” “PMM” and “ePathways” are trademarks or registered trademarks of JDA Software Group, Inc. Any trade, product or service name referenced in this document using the name “JDA” is a trademark and/or property of JDA Software Group, Inc. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.

JDA Software Group
14400 North 87th Street
Scottsdale, AZ 85260